Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:   Ian Bailey
 (305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS FIRST QUARTER RESULTS
AND UPDATES 2011 GUIDANCE

MIAMI – April 28, 2011 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced better than expected first quarter results and updated guidance for the remainder of 2011.

Key Highlights

●	For the First Quarter 2011:
o
Net income was $91.6 million, or $0.42 per share versus, $87.4 million, or $0.40 per share in 2010. Included in the 2010 results was a one-time gain of $85.6 million, or $0.39 per share related to a legal settlement;

o	Net Yields increased 4.0% (2.8% on a Constant-Currency basis);

o	Net Cruise Costs per APCD (“NCC”) were up 0.2% (down 0.1% on a Constant-Currency basis);

o	Included in Other Income/(Expense) was an $0.11 per share marked-to-market gain on the company’s fuel option portfolio.

●	2011 Guidance:

o
The company has been able to largely offset higher fuel prices through its hedging strategies as well as the impact of currency exchange rates.  The effects of recent geopolitical events in Northern Africa and Japan have also been partially offset by improvements in the company’s other itineraries.  As a result, full year EPS guidance has been reduced by $0.15 per share to a range of $3.10 to $3.30.

“The year started off with a roar — strong bookings, low costs and solid profits — and in the first quarter every one of our brands exceeded its forecast,” said Richard D. Fain, chairman and chief executive officer.  Fain added, “Unfortunately, the events in Northern Africa and Japan have turned what was shaping up as a spectacular year into merely a very good one.  Nonetheless, other than adjustments for fuel pricing, our earnings guidance for the year is essentially intact despite these dramatic geopolitical events.  The demand for the majority of our products has remained quite strong and even the impacted itineraries have begun to improve.”

First Quarter 2011 Results
Royal Caribbean Cruises Ltd. today announced net income for the first quarter 2011 of $91.6 million, or $0.42 per share.  This compares to net income of $87.4 million, or $0.40 per share, in the first quarter of 2010, which included a gain on a legal settlement of $85.6 million, or $0.39 per share.  An $0.11 per share marked-to-market gain on the company’s fuel option portfolio is included in first quarter 2011 results.

Revenues improved to $1.7 billion in the first quarter of 2011 compared to $1.5 billion in the first quarter of 2010 as a result of capacity increases and yield improvements.  Net Yields for the first quarter of 2011 increased 4.0% (2.8% on a Constant-Currency basis).  The company saw improvement in both ticket and onboard revenue yields and across all major product groups.

Costs in the first quarter of 2011 were well controlled with most expense categories performing better than expected.  While a less significant factor, some timing shifts to later in 2011 occurred.  NCC were up 0.2%, and NCC excluding fuel increased 0.8%.  Excluding currency impacts, the comparable figures show decreases of 0.1% and increases of 0.6%, respectively.

At-the-pump fuel pricing (including the benefit of the company’s hedging program) was very similar to earlier calculations at $511 per metric ton.  As previously disclosed, in addition to its fuel hedging activities the company has purchased various fuel options as further protection against rising fuel prices.  Unlike its fuel swaps which largely receive hedge accounting treatment, fuel options are marked-to-market to the income statement at the end of each reporting period.  During the first quarter of 2011 the value of the company’s fuel option portfolio increased by $24.2 million, or $0.11 per share, and the associated gain was booked to Other Income/(Expense).

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2011 Outlook

The company provided the following updates to its forward guidance:

Revenue:
For the full year, the company expects Net Yields to improve 5% to 7% on an as-reported basis and 3% to 5% on a Constant-Currency basis.  For the second quarter, the company expects Net Yields to improve approximately 5% on an as-reported basis and between 1% and 2% on a Constant-Currency basis.

As compared to prior guidance, three significant factors have influenced the company’s outlook on yields: geopolitical events, the weakening of the U.S. Dollar and increased tour activities.

•
Geopolitical:  Bookings at the beginning of the year in the Mediterranean and in Asia were quite strong.  However, events in Northern Africa led to itinerary modifications of 63 sailings and the tragic series of calamities in Japan led to itinerary modifications of 21 sailings. The combination of these events is expected to have a direct negative impact on the company’s yields of approximately 1% for the full year.

•
Weakening of the U.S. Dollar:  The company’s revenues are favorably influenced when the U.S. Dollar weakens versus other currencies.  Assuming current currency exchange rates, the company expects Net Yields for the full year on an as-reported basis to improve between 1% and 2% from its previous guidance as a result of currency.

•
Increased tour activity:  The company’s Spanish brand, Pullmantur, operates a tour company that includes revenue from land tours, air charter and travel distribution.  Recently, Pullmantur has improved its aircraft utilization, and expanded its tour operations and cruise distribution activities in Spain.  This combination is expected to improve Net Yields for the full year by approximately 1%.

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The yield accretion associated with currency exchange rates and increased tour activities will provide more benefit to the company in the third and fourth quarters.  Conversely, the most significant geopolitical yield pressures are expected to occur in the second quarter.

The company also noted that it observed a broad slowdown in bookings for Mediterranean sailings following the unrest in Northern Africa.  These booking volumes have now returned to normal levels as a result of reduced pricing.  The effect of this booking disruption has been largely offset by the company’s other product groups, including Caribbean and Alaskan itineraries, which continue to show better than expected year-over-year improvement.

Net Cruise Costs (Excluding Fuel):
For the full year, the company expects NCC excluding fuel to increase 4% to 5% on an as-reported basis and 2% - 3% on a Constant-Currency basis.  For the second quarter, the company expects NCC excluding fuel to increase between 4% - 5% on an as-reported basis and approximately 2% on a Constant-Currency basis.

Two of the factors influencing the company’s yield outlook, currency exchange rates and increased tour activities, are also affecting NCC guidance.

•
Weakening of the U.S. Dollar:  While the weakening of the U.S. Dollar has a favorable impact on revenues, it has the opposite impact on costs. Assuming current currency exchange rates, the company expects 2011 NCC excluding fuel on an as-reported basis to increase approximately 1% for the full year from the previous guidance as a result of currency.

•
Increased tour activity:  The expansion of tour operations within the company’s Pullmantur brand is expected to increase the company’s NCC excluding fuel between 1% and 2% for the full year.  The expanded tour activities are not expected to have a material impact on 2011’s profitability.

The company is experiencing some inflationary cost pressures related to food and transportation but this pressure has been offset through savings initiatives in other areas.

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These offsets have been obtained without reducing the strategic marketing, web and consumer engagement investments that the company announced at the beginning of the year.

Fuel Expense
The company does not forecast fuel prices and its cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices the company has included $189 million and $770 million of fuel expense in its second quarter 2011 and full year 2011 guidance, respectively.

Forecasted consumption is now 56% hedged for the remainder of 2011 at a WTI barrel equivalent rate of approximately $75 bbl, 55% hedged in 2012 at a rate of $86 bbl, 40% hedged in 2013 at a rate of $91 bbl and 10% hedged in 2014 at a rate of $103 bbl.  Additionally, the company also utilizes fuel options to further protect against escalating fuel prices.  WTI Fuel options at strike prices ranging from $90 bbl to $150 bbl cover an additional 44%, 25%, and 11% of estimated consumption in 2011, 2012 and 2013, respectively.

The company provided the following fuel statistics and guidance for the second quarter and full year 2011.

Fuel Statistics
	Second Quarter 2011	Full Year 2011
Fuel Consumption	317,000 mt	1,326,000 mt
Fuel Expenses	$189 Million	$770 Million
Percent Hedged (forward consumption)	58%	56%
Impact of 10% change in fuel prices *	$9 Million	$31 Million

* excludes marked-to-market impact of fuel options.

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Guidance
Second Quarter 2011
	As-Reported	Constant-Currency
Net Yields	Approx. 5%	1% to 2%
Net Cruise Costs per APCD	Approx. 5%	Approx. 3%
Net Cruise Costs per APCD, excluding Fuel	4% to 5%	Approx. 2%

Full Year 2011
	As-Reported	Constant-Currency
Net Yields	5% to 7%	3% to 5%
Net Cruise Costs per APCD	5% to 6%	Approx. 4%
Net Cruise Costs per APCD, excluding Fuel	4% to 5%	2% to 3%

	Second Quarter 2011	Full Year 2011
EPS	$0.40 to $0.45	$3.10 to $3.30
Capacity Increase	6.6%	7.5%
Depreciation and Amortization	$170 to $175 Million	$705 to $715 Million
Interest Expense, net	$75 to $80 Million	$310 to $320 Million

Exchange rates used in guidance calculations
EUR / USD	1.47	1.47
GBP / USD	1.66	1.66

Liquidity and Financing Arrangements
As of March 31, 2011, liquidity was $1.6 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  Additionally, the company has committed unsecured financing on its three remaining newbuilds.

Capital Expenditures and Capacity Guidance
Based on current ship orders, projected capital expenditures for 2011, 2012, 2013 and 2014 are $1.1 billion, $1.2 billion, $500 million and $1.1 billion, respectively.  These estimates

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include the recently announced Project Sunshine, energy savings initiatives and additional refurbishment investments.

Capacity increases for the same four years are 7.5%, 1.4%, 2.2% and 0.7%, respectively.

Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers which cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses can be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs as if the current periods' currency exchange rates had remained constant with the comparable prior periods' rates, or on a “Constant-Currency” basis.  We calculate "Constant-Currency" by applying the average 2010 monthly exchange rates for each month of the period during 2010 to the results during the corresponding months in 2011, so as to calculate what the results would have been had exchange rates been the same throughout both periods.   It should be emphasized that the use of Constant-Currency is primarily used for comparing short-term changes and/or projections.

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Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

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Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, CDF Croisières de France, and TUI Cruises through a 50% joint venture.  The company has a combined total of 39 ships in service and three under construction.  It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand.  Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.com, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

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Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2011 and the yields expected in 2011.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and adverse publicity concerning the cruise vacation industry and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as the corresponding GAAP measures.

Reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended
	March 31,
	2011	2010

Passenger ticket revenues	$1,226,517	$1,082,521
Onboard and other revenues	445,478	403,129
Total revenues	1,671,995	1,485,650
Cruise operating expenses:
Commissions, transportation and other	279,549	268,650
Onboard and other	102,490	90,935
Payroll and related	204,487	179,434
Food	100,082	92,647
Fuel	166,061	154,939
Other operating	248,402	238,670
Total cruise operating expenses	1,101,071	1,025,275
Marketing, selling and administrative expenses	248,138	211,048
Depreciation and amortization expenses	173,252	157,575
Operating Income	149,534	91,752

Other income (expense):
Interest income	3,781	1,369
Interest expense, net of interest capitalized	(87,483)	(83,924)
Other income	25,720	78,250
	(57,982)	(4,305)
Net Income	$91,552	$87,447

Earnings Per Share:
Basic	$0.42	$0.41
Diluted	$0.42	$0.40

Weighted-Average Shares Outstanding:
Basic	216,511	214,314
Diluted	219,626	216,975

STATISTICS
	Quarter Ended
	March 31,
	2011	2010

Passengers Carried	1,214,809	1,117,530

Passenger Cruise Days	8,445,699	7,584,725

APCD	8,100,296	7,354,093

Occupancy	104.3%	103.1%

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$470,258	$419,929
Trade and other receivables, net	276,885	266,710
Inventories	140,557	126,797
Prepaid expenses and other assets	182,082	145,144
Derivative financial instruments	144,904	56,491
Total current assets	1,214,686	1,015,071

Property and equipment, net	16,401,579	16,769,181
Goodwill	786,725	759,328
Other assets	1,372,502	1,151,324
	$19,775,492	$19,694,904

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$702,484	$1,198,929
Accounts payable	334,985	249,047
Accrued interest	114,657	160,906
Accrued expenses and other liabilities	454,719	552,543
Customer deposits	1,404,031	1,283,073
Total current liabilities	3,010,876	3,444,498
Long-term debt	8,076,793	7,951,187
Other long-term liabilities	409,840	356,717

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
227,302,678 and 226,211,731 shares issued, March 31, 2011 and December 31, 2010, respectively)	2,273	2,262
Paid-in capital	3,048,894	3,027,130
Retained earnings	5,393,300	5,301,748
Accumulated other comprehensive income	247,220	25,066
Treasury stock (10,308,683 common shares at cost, March 31, 2011 and December 31, 2010)	(413,704)	(413,704)
Total shareholders' equity	8,277,983	7,942,502
	$19,775,492	$19,694,904

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Quarter Ended
	March 31,
	2011	2010

Operating Activities
Net income	$91,552	$87,447
Adjustments:
Depreciation and amortization	173,252	157,575
Unrealized (gain) loss on fuel call options	(24,170)	3,098
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	35,648	89,135
Increase in inventories	(12,658)	(4,625)
Increase in prepaid expenses and other assets	(38,014)	(5,298)
Increase (decrease) in accounts payable	85,050	(21,437)
Decrease in accrued interest	(46,249)	(33,341)
Decrease in accrued expenses and other liabilities	(51,399)	(15,922)
Increase in customer deposits	80,524	156,128
Other, net	(8,117)	164
Net cash provided by operating activities	285,419	412,924

Investing Activities
Purchases of property and equipment	(66,304)	(166,397)
Cash received on settlement of derivative financial instruments	-	746
Loans to unconsolidated affiliates	(56,532)	-
Proceeds from the sale of ships	345,000	-
Other, net	(4,413)	(3,076)
Net cash provided by (used in) investing activities	217,751	(168,727)

Financing Activities
Debt proceeds	485,501	135,033
Debt issuance costs	(11,498)	(16,063)
Repayments of debt	(944,269)	(378,596)
Proceeds from exercise of common stock options	17,259	8,600
Other, net	339	401
Net cash used in financing activities	(452,668)	(250,625)

Effect of exchange rate changes on cash	(173)	(87)

Net increase (decrease) in cash and cash equivalents	50,329	(6,515)
Cash and cash equivalents at beginning of period	419,929	284,619
Cash and cash equivalents at end of period	$470,258	$278,104

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$122,775	$73,937

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended
	March 31,
	2011	2011 On a Constant Currency basis	2010
Passenger ticket revenues	$1,226,517	$1,210,275	$1,082,521
Onboard and other revenues	445,478	444,010	403,129
Total revenues	1,671,995	1,654,285	1,485,650
Less:
Commissions, transportation and other	279,549	276,475	268,650
Onboard and other	102,490	102,171	90,935
Net revenues	$1,289,956	$1,275,639	$1,126,065

APCD	8,100,296	8,100,296	7,354,093
Gross Yields	$206.41	$204.23	$202.02
Net Yields	$159.25	$157.48	$153.12

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and Costs per APCD):
	Quarter Ended
	March 31,
	2011	2011 On a Constant Currency basis	2010
Total cruise operating expenses	$1,101,071	$1,097,171	$1,025,275
Marketing, selling and administrative expenses	248,138	246,492	211,048
Gross Cruise Costs	1,349,209	1,343,663	1,236,323
Less:
Commissions, transportation and other	279,549	276,475	268,650
Onboard and other	102,490	102,171	90,935
Net Cruise Costs	$967,170	$965,017	$876,738

APCD	8,100,296	8,100,296	7,354,093
Gross Cruise Costs per APCD	$166.56	$165.88	$168.11
Net Cruise Costs per APCD	$119.40	$119.13	$119.22

Net Debt-to-Capital was calculated as follows (in thousands):	As of
	March 31,	December 31,
	2011	2010
Long-term debt, net of current portion	$8,076,793	$7,951,187
Current portion of long-term debt	702,484	1,198,929
Total debt	8,779,277	9,150,116
Less: Cash and cash equivalents	470,258	419,929
Net Debt	$8,309,019	$8,730,187

Total shareholders' equity	$8,277,983	$7,942,502
Total debt	8,779,277	9,150,116
Total debt and shareholders' equity	17,057,260	17,092,618
Debt-to-Capital	51.5%	53.5%
Net Debt	8,309,019	8,730,187
Net Debt and shareholders' equity	$16,587,002	$16,672,689
Net Debt-to-Capital	50.1%	52.4%
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